Exhibit 10.1

March 1, 2021

By e-mail
John D. Schmitz
PO Box 819

Gainesville, Texas 76241

jschmitz@selectenergy.com

Re: Annual Bonus Opportunity

Dear John:

This letter is intended to set forth the terms and conditions of your annual bonus opportunity under the Select Energy Services Inc. Short Term Incentive Program (the “STI Plan”) that differ from the terms generally applicable to other executives of Select Energy Services, LLC (the “Company”). These terms and conditions will apply in calendar year 2021. Your base salary will be $750,000 once executive salary reductions are restored and $600,000 until such time (“Base Salary”).

Your target annual cash bonus opportunity under the STI Plan will be 115% of your Base Salary as in effect on December 31, 2021, or at such earlier date of your termination of employment (“Target Bonus”). All terms and conditions of your 2021 annual bonus, including, but not limited to, performance goals, performance metrics, determination of performance achievement and threshold and maximum bonus levels, other than your Target Bonus and treatment of your 2021 annual bonus upon your termination of employment (which are set forth in this letter) will be subject to the terms and conditions of the STI Plan.

In the event that your employment is terminated by Select Energy Services, Inc. (“Select”) or its applicable subsidiary without Cause (as defined below) or by you for Good Reason (as defined below), such that, following such termination, you are no longer employed by Select or any of its affiliates, and you timely execute (and do not revoke) a release in the form attached to this letter as Exhibit A, you will be entitled to receive an annual bonus under the STI Plan for the year of termination based on actual performance (paid at the time the annual cash bonus is paid to other employees pursuant to the STI Plan and without pro ration). For purposes of clarity, a termination of employment will include any termination of your employment status even if you continue to serve as a non-employee member of the Board of Directors of Select. “Termination of employment” and similar terms used herein will mean, for purposes of this letter agreement, a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h) utilizing a threshold of 50%, it being understood that the level of services you will perform as a non-employee member of the Board of Directors of Select will be less than 50% of the average level of bona fide services provided in the immediately preceding 36 months. Any payment to you pursuant to the STI Plan is intended to be a “short term deferral” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto.

1233 West Loop South, Suite 1400 • Houston, TX 77027 • Office: 713-235-9500 • selectenergyservices.com

“Cause” means you have (i) engaged in gross negligence or willful misconduct in the performance of your duties, (ii) materially breached any material provision of any written agreement or policy or code of conduct of Select or its subsidiaries, (iii) willfully engaged in conduct that is materially injurious to Select or any of its affiliates or (iv) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a felony involving fraud, dishonesty or moral turpitude.

“Good Reason” means, without your consent, (i) a material diminution in Base Salary, other than a 25% or less reduction that applies similarly to all of the Company's executive officers or (ii) you cease to be Select’s Chief Executive Officer; provided that in order for Good Reason to exist under either of the foregoing conditions (A) you have given the Company written notice of the condition that is alleged to constitute Good Reason within 45 days following the initial existence of such event, (B) the condition remains uncorrected for 30 days following receipt of such notice by the Company and (C) your termination of employment must occur within 135 days after the initial existence of the condition specified in the notice.

The terms set forth in this letter supersede and replace any previous agreement between you and Select and its subsidiaries regarding any bonus arrangements. Nothing in this letter agreement is intended to alter your eligibility to participate in the Company’s employee benefit plans in accordance with the terms of such plans as in effect from time to time.

Your employment with the Company is and remains on an at-will basis. Nothing in this letter changes the at-will nature of your employment, as you and the Company remain free to end the employment relationship at any time and for any reason. In addition, the Company still reserves the right to modify your compensation, position, duties or reporting relationship, subject to your rights set forth in this letter agreement.

Yours sincerely,

/s/ Tommy Lee

Tommy Lee Vice President of Human Resources

ACKNOWLEDGED AND AGREED:

/s/ John D. Schmitz
John D. Schmitz

March 1, 2021
Date

Exhibit A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain letter agreement dated as of February __, 2021 (the “Letter Agreement”), by and between John D. Schmitz (“Executive”) and Select Energy Services, LLC (the “Company”).

1.                  Separation from Employment. Executive and the Company acknowledge and agree that Executive’s employment with the Company ended as of [●] (the “Separation Date”) and, as of the Separation Date, Employee was no longer employed by the Company or any other Company Party (as defined below). Executive further acknowledges and agrees that, as of the Separation Date, Executive is deemed to have resigned as an officer of the Company and each other Company Party for which he served as an officer.

2.                  Separation Payment and Benefits. Provided that Executive (i) executes this Agreement and returns it to the Company, care of Adam Law, Senior Vice President, General Counsel & Corporate Secretary at 1233 W. Loop South, Suite 1400, Houston, TX 77027 (or via e-mail at ALaw@selectenergy.com) so that it is received by Mr. Law within fifty (50) days following the Separation Date; (ii) does not exercise his revocation right as described in Section 6 below; and (iii) abides by each of Executive’s commitments set forth herein, then:

(a)                The Company will provide or cause to be provided to Executive a bonus payment for the year in which the Separation Date occurs, if any, to which Executive is entitled pursuant to the terms of the Letter Agreement, which payment, if any, will be paid at the time set forth the Letter Agreement; and

(b)                The Company will provide or cause to be provided to Executive the accelerated vesting set forth in Section 4 of the Performance Share Unit Agreement – Return on Assets with a date of grant of March 5, 2021, Section 4 of the Performance Share Unit Agreement – Adjusted Free Cash Flow with a date of grant of March 5, 2021, Section 3 of the Restricted Stock Agreement with a date of grant of March 5, 2021 and Section 3 of the Special Restricted Stock Agreement with a date of grant of March 5, 2021 (the “Equity Awards”).

Executive acknowledges and agrees that the payments and benefits referenced in this Section 2 represent the entirety of the separation pay and benefits that he is eligible to receive from any Company Party, including pursuant to the Letter Agreement.

3.                  General Release.

(a)                For good and valuable consideration, including the Company’s provision of certain payments and benefits to Executive in accordance with the Letter Agreement and the Equity Awards (which benefits and payments, Executive acknowledges and agrees, are completely and accurately summarized in Section 2 above), Executive hereby releases, discharges and forever acquits the Company, Rockwater, Select Energy Services, Inc., RESAS, their respective affiliates and subsidiaries, the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, as well as all employee benefit plans maintained by the Company, Rockwater, Select Energy Services, Inc., RESAS, or any of their respective affiliates or subsidiaries and all fiduciaries and administrators of any such plan, in their personal and representative capacities (each a “Company Party” and, collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement (collectively, the “Released Claims”).

(b)               The Released Claims include without limitation those arising under or related to (each as amended, as applicable): (i) the Age Discrimination in Employment Act of 1967; (ii) Title VII of the Civil Rights Act of 1964; (iii) the Civil Rights Act of 1991; (iv) sections 1981 through 1988 of Title 42 of the United States Code; (v) the Employee Retirement Income Security Act of 1974 (“ERISA”), including, but not limited to, sections 502(a)(1)(A), 502(a)(1)(B), 502(a)(2), and 502(a)(3) to the extent the release of such claims is not prohibited by applicable law; (vi) the Immigration Reform Control Act; (vii) the Americans with Disabilities Act of 1990; (viii) the National Labor Relations Act; (ix) the Occupational Safety and Health Act; (x) the Family and Medical Leave Act of 1993; (xi) the Sarbanes-Oxley Act of 2002; (xii) the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xiii) any federal, state, or local anti-discrimination or anti-retaliation law, including the Texas Labor Code (including the Texas Payday Law, the Texas Anti-Retaliation Act, and Chapter 21 of the Texas Labor Code) (xiv) any state, local, or federal wage and hour law; (xv) any other local, state or federal law, regulation or ordinance; (xvi) any public policy, contract, tort, or common law claim, including claims for breach of fiduciary duty, fraud, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, wrongful discharge or termination, promissory estoppel, infliction of emotional distress, or tortious interference; (xvii) costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xviii) any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party, any stock option agreement, any stockholders agreement or other equity compensation agreement between Executive and the Company or any other Company Party; and (xix) compensation or benefits of any kind from any Company Party (other than benefits vested as of the date of this Agreement) not expressly set forth in any such stock option or other equity compensation agreement. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(c)                In no event shall the Released Claims include (i) any claim which arises after the date this Agreement is signed by Executive, (ii) any claims to the equity interests in the Company Parties that Executive holds as of the date of this Agreement which remain subject to the terms and conditions, as applicable, of the Company’s stockholders agreement (as may be amended from time to time) and any specific equity award agreement between Executive and a Company Party, (iii) any claim for or right to indemnification under the policies or governing instruments of the Company Parties and for coverage under any directors and officers liability insurance policies maintained by the Company Parties, or (iv) any claim to vested benefits under an employee benefit plan of a Company Party that is subject to ERISA (including any rights to vested benefits under health and retirement plans). Nothing herein prevents Executive from seeking workers’ compensation or unemployment insurance benefits.

(d)               Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission, or other federal, state or local governmental agency or commission (collectively “Governmental Agencies”) or participating in any investigation or proceeding conducted by any Governmental Agencies or communicating or cooperating with such an agency; however, Executive understands and agrees that, to the extent permitted by law, he is waiving any and all rights to recover any monetary or personal relief from any Company Party as a result of such Governmental Agency proceeding or subsequent legal actions. Nothing herein waives Executive’s right to receive an award for information provided to a Governmental Agency. Further, nothing herein (or in the Letter Agreement) shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such Governmental Agency relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law.

(e)               This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of Section 2 of this Agreement (and any portion thereof), any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

(f)                 By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit.

4.                  Covenant Not to Sue; Executive’s Representation. Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Executive represents that Executive has not brought or joined any claim, lawsuit or arbitration against any of the Company Parties in any court or before any administrative agency or arbitral authority and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

5.                  Acknowledgments. By executing and delivering this Agreement, Executive acknowledges that:

(a)                Executive has carefully read this Agreement;

(b)               Executive has had at least twenty-one (21) days to consider this Agreement before the execution and delivery hereof to the Company;

(c)                Executive has been, and hereby is, advised in writing that Executive may, at Executive’s option, discuss this Agreement with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so; and

(d)               Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Letter Agreement, Equity Awards and herein; and Executive is signing this Agreement voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement.

6.                  Revocation Right. Executive may revoke this Agreement within the seven-day period beginning on the date Executive signs this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to the General Counsel of the Company at the address or e-mail address set forth in Section 2 above before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. This Agreement is not effective, and no consideration shall be paid to Executive, until the expiration of the Release Revocation Period without Executive’s revocation. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.

7.                  Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

Executed on this __________ day of __________, [●].

John D. Schmitz

STATE OF	§

§

COUNTY OF	§

BEFORE ME, the undersigned authority personally appeared John D. Schmitz, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this _____ day of __________, [●].

NOTARY PUBLIC in and for the

State of

My Commission

Expires:

Identification produced:

ACKNOWLEDGED AND AGREED:

SELECT ENERGY SERVICES, LLC

By:
Its:
Date: